EXHIBIT 99.1

LIMITED BRANDS, INC.

1993 STOCK OPTION AND PERFORMANCE INCENTIVE PLAN
(2009 Restatement)

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Page

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.01.	Establishment and Effective Date	6
1.02.	Purpose	6

ARTICLE II

AWARDS

2.01.	Form of Awards	6
2.02.	Maximum Shares Available	7

ARTICLE III

ADMINISTRATION

3.01.	Committee	7
3.02.	Powers of Committee	7
3.03.	Delegation	8
3.04.	Interpretations	8
3.05.	Liability; Indemnification	8

ARTICLE IV

ELIGIBILITY

4.01.	Eligibility	8

ARTICLE V

STOCK OPTIONS

5.01.	Grant of Options	8
5.02.	Option Price	9
5.03.	Term of Options	9
5.04.	Exercise of Options	9
5.05.	Cancellation of Stock Appreciation Rights	9

ARTICLE VI

SPECIAL RULES APPLICABLE TO INCENTIVE STOCK OPTIONS

6.01.	Ten Percent Stockholder	9
6.02.	Limitation on Grants	9
6.03.	Limitations on Time of Grant	10

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Page

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.01.	Grants of Stock Appreciation Rights	10
7.02.	Limitations on Exercise	10
7.03.	Term of Stock Appreciation Rights	10
7.04.	Surrender or Exchange of Tandem Stock Appreciation Rights	10
7.05.	Exercise of Nontandem Stock Appreciation Rights	10
7.06.	Settlement of Stock Appreciation Rights	11
7.07.	Cash Settlement	11

ARTICLE VIII

NONTRANSFERABILITY OF OPTIONS AND STOCK APPRECIATION RIGHTS

8.01.	Nontransferability of Options and Stock Appreciation Rights	11

ARTICLE IX

TERMINATION OF EMPLOYMENT

9.01.	Exercise after Termination of Employment	11
9.02.	Total Disability	12

ARTICLE X

DEATH OF PARTICIPANT

10.01.	Death of Participant While Employed	12
10.02.	Death of Participant Following Termination of Employment	13

ARTICLE XI

RESTRICTED SHARE UNITS (“RSUS”)

11.01.	Grant of Restricted Share Units	13
11.02.	Restrictions	13
11.03.	[Reserved]	14
11.04.	Rights of Holders of Restricted Share Units	14
11.05.	Forfeiture Upon Termination of Employment	14
11.06.	Delivery of Shares	14
11.07.	Performance-Based Objectives	14
11.08.	Deferred Restricted Share Units	15
11.09.	Payment of Deferred Restricted Share Units	16

ARTICLE XII

PERFORMANCE UNITS

12.01.	Award of Performance Units	17
12.02.	Performance Period	17

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Page

12.03	Right to Payment of Performance Units	17
12.04	Payment for Performance Units	18
12.05	Voting and Dividend Rights	18

ARTICLE XIII

UNRESTRICTED SHARES

13.01.	Award of Unrestricted Shares	19
13.02.	Delivery of Unrestricted Shares	19
13.03.	Deferred Share Units	19
13.04.	Payment of Deferred Share Units	19

ARTICLE XIV

TAX OFFSET PAYMENTS

14.01.	Tax Offset Payments	20

ARTICLE XV

ADJUSTMENTS; REPRICING

15.01.	Adjustments	20
15.02.	Repricing	21

ARTICLE XVI

AMENDMENT AND TERMINATION

16.01.	Amendment and Termination	21

ARTICLE XVII

WRITTEN AGREEMENT

17.01.	Written Agreements	21

ARTICLE XVIII

CHANGE IN CONTROL

18.01.	Definition of Change in Control	21
18.02.	Effect of Change in Control	24

ARTICLE XIX

MISCELLANEOUS PROVISIONS

19.01.	Definitions: Fair Market Value and Cause	24
19.02.	Tax Withholding	24
19.03.	Compliance With Section 16(b) and Code Section 162(m)	24

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Page

19.04.	Successors	25
19.05.	General Creditor Status	25
19.06.	No Right to Employment	25
19.07.	Notices	25
19.08.	Severability	25
19.09.	Governing Law	25
19.10.	Term of Plan	25

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LIMITED BRANDS, INC.

1993 STOCK OPTION AND PERFORMANCE INCENTIVE PLAN
(2009 Restatement)

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.01.            Establishment and Effective Date.  Effective on February 26, 1993, Limited Brands, Inc., a Delaware corporation (the “Company”), established this stock incentive plan known as the “Limited Brands, Inc. 1993 Stock Option and Performance Incentive Plan.” (the “Plan”). The Plan was subsequently amended, restated and approved by stockholders on May 17, 2004, further amended and restated effective on March 15, 2007, on November 6, 2008 and, most recently effective on May 27, 2009.

The 2008 restatement of the Plan included amendments required in order to bring the Plan into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the Treasury Regulations promulgated thereunder (“Reg.”), and shall apply only with respect to awards under the Plan (or portions of such awards) that are earned and vested on and after January 1, 2005. Awards (or portions of such awards) that were earned and vested on or before December 31, 2004 are intended to be grandfathered from the application of Code Section 409A, unless such awards are materially modified with respect to the terms and conditions in place on October 2, 2004, in which case such awards would become subject to Code Section 409A and the related provisions of the Plan applicable to awards subject to Code Section 409A.

The 2009 restatement of the Plan includes the addition of 2,000,000 shares to the shares available for awards under the Plan pursuant to Section 2.02, amends the eligibility provisions of Section 4.01 and makes certain other administrative amendments.

1.02.            Purpose. The Company desires to attract and retain the best available executive and key management associates, consultants and other advisors, for itself and its subsidiaries and affiliates and to encourage the highest level of performance by such associates in order to serve the best interests of the Company and its stockholders. The Plan is expected to contribute to the attainment of these objectives by offering eligible associates, consultants and other advisors the opportunity to acquire stock ownership interests in the Company, and other rights with respect to stock of the Company, and to thereby provide them with incentives to put forth maximum effort for the success of the Company and its subsidiaries.

ARTICLE II

AWARDS

2.01.            Form of Awards. Awards under the Plan may be granted in any one or all of the following forms:  (i) incentive stock options (“Incentive Stock Options”) meeting the requirements of Code Section 422; (ii) nonstatutory stock options (“Nonstatutory Stock Options”) (unless otherwise indicated, references in the Plan to Options shall include both Incentive Stock Options and Nonstatutory Stock Options); (iii) stock appreciation rights (“Stock Appreciation Rights”), as described in Article VII, which may be awarded either in tandem with Options (“Tandem Stock Appreciation Rights”) or on a stand-alone basis (“Nontandem Stock Appreciation Rights”); (iv) units representing shares of common stock of the Company

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(“Common Stock”) which are restricted as provided in Article XI (“Restricted Share Units”); (v) units representing shares of Common Stock, as described in Article XII (“Performance Units”); (vi) shares of unrestricted Common Stock (“Unrestricted Shares”); and (vi) tax offset payments (“Tax Offset Payments”), as described in Article XIV. In addition, awards may be granted as “Substitute Awards”, which are awards granted in assumption of, or in substitution for, any outstanding awards previously granted by a company acquired by the Company or with which the Company (or a subsidiary thereof) combines. Substitute Awards shall be granted in accordance with procedures complying with Section 409A of the Code and regulations thereunder.

2.02.            Maximum Shares Available. The maximum aggregate number of shares of Common Stock available for award under this Plan as of the Plan’s effective date is 18,996,252 subject to adjustment pursuant to Article XV, plus shares of Common Stock issuable upon the exercise of Substitute Awards; provided, however, that no more than 12,379,939 of shares of Common Stock may be issued other than pursuant to awards of Options or Stock Appreciation Rights under the Plan. All shares available for award under the Plan may be awarded in the form of Incentive Stock Options. In addition, Tax Offset Payments which may be awarded under the Plan will not exceed the number of shares available for issuance under the Plan. Shares of Common Stock issued pursuant to the Plan may be either authorized but unissued shares or issued shares reacquired by the Company. In the event that prior to the end of the period during which Options may be granted under the Plan, any Option or any Nontandem Stock Appreciation Right granted under the Plan or granted and outstanding under the Plan prior to its 2009 amendment and restatement expires unexercised or is terminated, surrendered or canceled (other than in connection with the exercise of a Stock Appreciation Right) without being exercised in whole or in part for any reason, or any Restricted Share Units or Performance Units are forfeited, or if such awards are settled in cash in lieu of shares of Common Stock, then the shares to which any such award relates may, at the discretion of the Committee (as defined below) to the extent permissible under Rule 16b-3 under the Securities Exchange Act of 1934 (the “Act”), be made available for subsequent awards under the Plan, upon such terms as the Committee may determine; provided, however, that the foregoing shall not apply to or in respect of Substitute Awards.

ARTICLE III

ADMINISTRATION

3.01.            Committee. The Plan shall be administered by a Committee (the “Committee”) appointed by the Company’s Board of Directors (the “Board”) and consisting of not less than two (2) members of the Board. Each member of the Committee shall be an “outside director” (within the meaning of Code Section 162(m)) and a “non-employee director” (within the meaning of Rule 16b-3(b)(3)(i) under the Act).

3.02.            Powers of Committee. Subject to the express provisions of the Plan, the Committee shall have the power and authority (i) to grant Options and to determine the purchase price of the Common Stock covered by each Option, the term of each Option, the number of shares of Common Stock to be covered by each Option and any performance objectives or vesting standards applicable to each Option; (ii) to designate Options as Incentive Stock Options or Nonstatutory Stock Options and to determine which Options, if any, shall be accompanied by Tandem Stock Appreciation Rights; (iii) to grant Tandem Stock Appreciation Rights and Nontandem Stock Appreciation Rights and to determine the terms and conditions of such rights; (iv) to grant Restricted Share Units and to determine the term of the restricted period and other conditions and restrictions applicable to such shares; (v) to grant Performance Units and to determine the performance objectives, performance periods and other conditions applicable to such units; (vi) to grant Unrestricted Shares; (vi) to determine the amount of, and to make, Tax

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Offset Payments; and (vii) to determine the associates to whom, and the time or times at which, Options, Stock Appreciation Rights, Restricted Share Units, Performance Units, and Unrestricted Shares shall be granted.

3.03.            Delegation. The Committee may delegate to one or more of its members or to any other person or persons such ministerial duties as it may deem advisable; provided, however, that the Committee may not delegate any of its responsibilities hereunder if such delegation will cause (i) transactions under the Plan to fail to comply with Section 16 of the Act or (ii) the Committee to fail to qualify as “outside directors” under Code Section 162(m). The Committee may also employ attorneys, consultants, accountants or other professional advisors and shall be entitled to rely upon the advice, opinions or valuations of any such advisors.

3.04.            Interpretations. The Committee shall have sole discretionary authority to interpret the terms of the Plan, to adopt and revise rules, regulations and policies to administer the Plan and to make any other factual determinations which it believes to be necessary or advisable for the administration of the Plan. All actions taken and interpretations and determinations made by the Committee in good faith shall be final and binding upon the Company, all associates who have received awards under the Plan and all other interested persons.

3.05.            Liability; Indemnification. No member of the Committee, nor any person to whom duties have been delegated, shall be personally liable for any action, interpretation or determination made with respect to the Plan or awards made thereunder, and each member of the Committee shall be fully indemnified and protected by the Company with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and to the extent provided in the Company’s Certificate of Incorporation and Bylaws, as amended from time to time.

ARTICLE IV

ELIGIBILITY

4.01.            Eligibility. Any associate, consultant or other advisor of, or any other individual who provides services to (x) the Company or any subsidiary or affiliate or (y) any joint venture in which the Company or any subsidiary or affiliate holds at least a 40% interest, shall be eligible to be selected to receive a compensatory award under or to be a “Participant” in the Plan. In determining the individuals to whom awards shall be granted and the number of shares to be covered by each award, the Committee shall take into account the nature of the services rendered by such individuals, their present and potential contributions to the success of the Company and its subsidiaries and such other factors as the Committee in its sole discretion shall deem relevant. The Committee shall ensure that Common Stock underlying any award hereunder qualifies as “service recipient stock”, within the meaning of Section 409A of the Code and the regulations thereunder. “Participant” means any individual granted an award hereunder. No Participant may be granted in any calendar year awards covering more than 2,000,000 shares of Common Stock.

ARTICLE V

STOCK OPTIONS

5.01.            Grant of Options. Options may be granted under this Plan for the purchase of shares of Common Stock. Options shall be granted in such form and upon such terms and conditions, including the satisfaction of corporate or individual performance objectives and other vesting standards, as the Committee shall from time to time determine. On or before the date

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of grant of an Option, the Committee shall designate the number of shares of Common Stock covered by such Option, the option price of such Option, and the recipient of the Option.

5.02.            Option Price. The option price of each Option to purchase Common Stock shall be determined by the Committee not later than the date of the grant, but (except in the case of Substitute Awards) shall not be less than 100 percent of the Fair Market Value (as defined in Section 19.01) of the Common Stock subject to such Option on the date of grant. The option price so determined shall also be applicable in connection with the exercise of any Tandem Stock Appreciation Right granted with respect to such Option.

5.03.            Term of Options. The term of each Option granted under the Plan shall not exceed ten (10) years from the date of grant, subject to earlier termination as provided in Articles IX and X, except as otherwise provided in Section 6.01 with respect to ten (10) percent stockholders of the Company.

5.04.            Exercise of Options. Subject to the provisions of Article XIX (“Miscellaneous Provisions”), an Option may be exercised, in whole or in part, at such time or times as the Committee shall determine. The Committee may, in its discretion, accelerate the exercisability of any Option at any time. Options may be exercised by a Participant by giving notice to the Committee, in writing or in such other manner as the Committee may permit, stating the number of shares of Common Stock with respect to which the Option is being exercised and tendering payment therefor. Payment for the Common Stock issuable upon exercise of the Option shall be made in full in cash or by certified check or, if the Committee, in its sole discretion, permits, in shares of Common Stock (valued at Fair Market Value on the date of exercise). As soon as reasonably practicable following such exercise, a certificate representing the shares of Common Stock purchased, registered in the name of the Participant, shall be delivered to the Participant.

5.05.            Cancellation of Stock Appreciation Rights. Upon exercise of all or a portion of an Option, the related Tandem Stock Appreciation Rights shall be canceled with respect to an equal number of shares of Common Stock.

ARTICLE VI

SPECIAL RULES APPLICABLE TO INCENTIVE STOCK OPTIONS

6.01.            Ten Percent Stockholder. Notwithstanding any other provision of this Plan to the contrary, any associates who are full-time employees of the Company and its present and future subsidiaries, shall be eligible for awards of Incentive Stock Options. However, no such associate may receive an Incentive Stock Option under the Plan if such associate, at the time the award is granted, owns (after application of the rules contained in Code Section 424(d)) stock possessing more than ten (10) percent of the total combined voting power of all classes of stock of the Company or its subsidiaries, unless (i) the option price for such Incentive Stock Option is at least 110 percent of the Fair Market Value of the Common Stock subject to such Incentive Stock Option on the date of grant and (ii) such Option is not exercisable after the date five (5) years from the date such Incentive Stock Option is granted.

6.02.            Limitation on Grants. The aggregate Fair Market Value (determined with respect to each Incentive Stock Option at the time such Incentive Stock Option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an associate during any calendar year (under this Plan or any other plan of the Company or a subsidiary) shall not exceed $100,000.

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6.03.            Limitations on Time of Grant. No grant of an Incentive Stock Option shall be made under this Plan more than ten (10) years after the earlier of the date of adoption of the Plan by the Board or the date the Plan is approved by stockholders.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.01.            Grants of Stock Appreciation Rights. Tandem Stock Appreciation Rights may be awarded by the Committee in connection with any Option granted under the Plan, at the time the Option is granted, and shall be subject to the same terms and conditions as the related Option, except that the medium of payment may differ. Nontandem Stock Appreciation Rights may be granted by the Committee at any time. On or before the date of grant of a Nontandem Stock Appreciation Right, the Committee shall specify the number of shares of Common Stock covered by such right, the base price of shares of Common Stock to be used in connection with the calculation described in Section 7.04 below, and the recipient of the award. Except in the case of a Substitute Award, the base price of a Nontandem Stock Appreciation Right shall be not less than 100 percent of the Fair Market Value of a share of Common Stock on the date of grant. Stock Appreciation Rights shall be subject to such terms and conditions not inconsistent with the other provisions of this Plan as the Committee shall determine.

7.02.            Limitations on Exercise. Subject to the provisions of Articles IX, X and XIX, a Tandem Stock Appreciation Right shall be exercisable only to the extent that the related Option is exercisable and shall be subject to the same exercise period as the related Option, which shall be set forth in the applicable agreement on or before the date of grant. Upon the exercise of all or a portion of Tandem Stock Appreciation Rights, the related Option shall be canceled with respect to an equal number of shares of Common Stock. Shares of Common Stock subject to Options, or portions thereof, surrendered upon exercise of a Tandem Stock Appreciation Right, shall not be available for subsequent awards under the Plan. Subject to the provisions of Article XIX, a Nontandem Stock Appreciation Right shall be exercisable during such period as the Committee shall determine, which shall be set forth in the applicable agreement on or before the date of grant.

7.03.            Term of Stock Appreciation Rights.  The term of each Stock Appreciation Right granted under the Plan shall not exceed ten (10) years from the date of grant, subject to earlier termination as provided in Articles IX and X.

7.04. Surrender or Exchange of Tandem Stock Appreciation Rights. A Tandem Stock Appreciation Right shall entitle the Participant to surrender to the Company unexercised the related option, or any portion thereof, and to receive from the Company in exchange therefor that number of shares of Common Stock having an aggregate Fair Market Value equal to (A) the excess of (i) the Fair Market Value of one (1) share of Common Stock as of the date the Tandem Stock Appreciation Right is exercised over (ii) the option price per share specified in such Option, multiplied by (B) the number of shares of Common Stock subject to the Option, or portion thereof, which is surrendered. Cash shall be delivered in lieu of any fractional shares.

7.05.            Exercise of Nontandem Stock Appreciation Rights. The exercise of a Nontandem Stock Appreciation Right shall entitle the Participant to receive from the Company that number of shares of Common Stock having an aggregate Fair Market Value equal to (A) the excess of (i) the Fair Market Value of one (1) share of Common Stock as of the date on which the Nontandem Stock Appreciation Right is exercised over (ii) the base price of the shares covered by the Nontandem Stock Appreciation Right, multiplied by (B) the number of shares of Common

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Stock covered by the Nontandem Stock Appreciation Right, or the portion thereof being exercised. Cash shall be delivered in lieu of any fractional shares.

7.06.            Settlement of Stock Appreciation Rights. As soon as is reasonably practicable after the exercise of a Stock Appreciation Right, the Company shall (i) issue, in the name of the Participant, stock certificates representing the total number of full shares of Common Stock to which the Participant is entitled pursuant to Section 7.03 or 7.04 hereof, and cash in an amount equal to the Fair Market Value, as of the date of exercise, of any resulting fractional shares, and (ii) if the Committee causes the Company to elect to settle all or part of its obligations arising out of the exercise of the Stock Appreciation Right in cash pursuant to Section 7.06, deliver to the Participant an amount in cash equal to the Fair Market Value, as of the date of exercise, of the shares of Common Stock it would otherwise be obligated to deliver.

7.07.            Cash Settlement. The Committee, in its discretion, may cause the Company to settle all or any part of its obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash in lieu of all or part of the shares of Common Stock it would otherwise be obligated to deliver in an amount equal to the Fair Market Value of such shares on the date of exercise.

ARTICLE VIII

NONTRANSFERABILITY OF OPTIONS AND STOCK APPRECIATION RIGHTS

8.01.            Nontransferability of Options and Stock Appreciation Rights. No Option or Stock Appreciation Right may be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except as provided by will or the applicable laws of descent and distribution, and no Option or Stock Appreciation Right shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option or a Stock Appreciation Right not specifically permitted herein shall be null and void and without effect. An Option or Stock Appreciation Right may be exercised by a Participant only during the Participant’s lifetime, or following the Participant’s death pursuant to Article X.

ARTICLE IX

TERMINATION OF EMPLOYMENT

9.01.            Exercise after Termination of Employment. “Termination of Employment” shall mean “separation from service” as that term is defined in Code Section 409A and the Treasury Regulations thereunder. Except as the Committee may at any time provide, in the event that the employment of a Participant shall be terminated either by the Participant or by the Participant’s employer (for reasons other than death, disability or Cause), any Option or Stock Appreciation Right granted to such Participant may be exercised (to the extent that the Participant was entitled to do so at the time of Participant’s Termination of Employment) at any time within one (1) year after such Termination of Employment, but in no case later than the date of expiration of the original term of the Option or Stock Appreciation Right; provided, however, that if an Incentive Stock Option is not exercised within three (3) months following Termination of Employment, it shall be treated as a Nonstatutory Stock Option. Notwithstanding the foregoing, if an Option or Stock Appreciation Right was granted prior to May 19, 2003 with an option price equal to or less than $12.50 per share, such Option or Stock Appreciation Right may be exercised

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(to the extent that the Participant was entitled to do so at the time of the Termination of Employment) at any time within three (3) months following Termination of Employment for reasons other than death, disability or Cause, but in no case later than the date of expiration of the term of the Option or Stock Appreciation Right. If the Participant’s employment is terminated by the Participant’s employer for Cause and the Option or Stock Appreciation Right was granted prior to May 19, 2003, any such Option or Stock Appreciation Right granted to such Participant may be exercised (to the extent that the Participant was entitled to do so at the time of his Termination of Employment) at any time within three (3) months after such Termination of Employment for cause, but in no case later than the date of expiration of the original term of the Option or Stock Appreciation Right. If the Option or Stock Appreciation Right was granted after May 18, 2003, except as the Committee may at any time provide any such Option or Stock Appreciation Right may be exercised (to the extent that the Participant was entitled to do so at the time of the Termination of Employment) at any time within thirty (30) days after such Termination of Employment, but in no case later than the date of expiration of the original term of the Option or Stock Appreciation Right. Any Options or Stock Appreciation Rights that are not exercisable on the date of a Termination of Employment for any reason shall lapse. In no event may an Option or Stock Appreciation Right be exercised after the expiration of the original term of the Option or Stock Appreciation Right.

9.02.            Total Disability. Except as the Committee may at any time provide, in the event that a Participant to whom an Option or Stock Appreciation Right has been granted under the Plan shall become totally disabled, such Option or Stock Appreciation Right may be exercised at any time within one (1) year after the Participant’s Termination of Employment due to total disability, to the extent that the Participant was entitled to do so at the time of his Termination of Employment (it being understood that such termination occurs after nine (9) months of absence from work due to the total disability), but in no case later than the date of expiration of the original term of the Option or Stock Appreciation Right. Notwithstanding the foregoing, for purposes of exercising Incentive Stock Options, a Participant shall be deemed to have a Termination of Employment if the Participant is absent from work for three (3) months due to total disability, where the date of such Termination of Employment shall be the last date of active employment before the three (3) month period; in this event, if such Participant is a Participant and fails to exercise an Incentive Stock Option within three (3) months following such deemed Termination of Employment, such Incentive Stock Option shall be treated as a Nonstatutory Stock Option. For purposes hereof, “total disability” shall have the definition set forth in the Limited Brands, Inc. Long-Term Disability Plan, which definition is hereby incorporated by reference.

ARTICLE X

DEATH OF PARTICIPANT

10.01.            Death of Participant While Employed. If a Participant to whom an Option or Stock Appreciation Right has been granted under the Plan shall die while employed by or otherwise providing services to the Company or one of its subsidiaries or affiliates, such Option or Stock Appreciation Right shall become fully exercisable by the Participant’s beneficiary (as indicated on the appropriate form provided by or otherwise providing services to the Company), or if no beneficiary is so indicated, then by the estate or person who acquires the right to exercise such Option or Stock Appreciation Right upon the Participant’s death by bequest or inheritance. Such exercise may occur at any time within one (1) year after the date of the Participant’s death (or such other period as the Committee may at any time provide), but in no case later than the date of expiration of the original term of the Option or Stock Appreciation Right.

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10.02.            Death of Participant Following Termination of Employment. If a Participant to whom an Option or Stock Appreciation Right has been granted under the Plan shall die after the date of the Participant’s Termination of Employment, but before the end of the period provided under the Plan by which a terminated Participant may exercise such Option or Stock Appreciation Right, such Option or Stock Appreciation Right may be exercised, to the extent that the Participant was entitled to do so at the time of the Participant’s death, by the Participant’s beneficiary (as indicated on the appropriate form provided by the Company), or if no beneficiary is so indicated, then by the estate or person who acquires the right to exercise such Option or Stock Appreciation Right upon the Participant’s death by bequest or inheritance. Such exercise may occur at any time within the period in which the terminated Participant could have exercised such Option or Stock Appreciation Right if the Participant had not died, (or such other period as the Committee may at any time provide), but in no case later than the date of expiration of the original term of the Option or Stock Appreciation Right.

ARTICLE XI

RESTRICTED SHARE UNITS (“RSUs”)

11.01.            Grant of Restricted Share Units. The Committee may from time to time cause the Company to grant RSUs under the Plan to Participants, subject to such restrictions, conditions and other terms as the Committee may determine. For purposes of clarification, grants under the Plan made through the end of the 2008 calendar year whose terms and conditions were entitled “Restricted Stock” and “Restricted Shares” were in fact grants of RSUs and were treated in a manner consistent with RSUs. RSU awards represent an unfunded promise to pay the Participant a specified number of shares of Common Stock (or cash equivalent, as applicable) in the future if the conditions of the RSU award are satisfied and the RSU award is not otherwise forfeited prior to the stated date of delivery, under the terms and conditions applicable to such award.

11.02.            Restrictions. At the time a grant of RSUs is made, the Committee shall establish a period of time (the “Restricted Period”) applicable to such RSUs. Each grant of RSUs may be subject to a different Restricted Period. The Committee may, in its sole discretion, at the time a grant is made, prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual service or performance objectives, which shall be applicable to all or any portion of the RSUs. Except with respect to grants of RSUs intended to qualify as performance-based compensation for purposes of Code Section 162(m), the Committee may also, in its sole discretion, waive any restrictions applicable to all or a portion of such RSUs, provided that the applicable terms and conditions are set forth on or before the date of grant of the award to the extent required to comply with Code Section 409A. None of the RSUs may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of. Unless otherwise provided under the terms of the award, upon the death of a Participant, any conditions applicable to RSUs which have been granted to such Participant will be deemed to have been satisfied and the Restricted Period, if any, applicable to Restricted RSUs held by such Participant, will be deemed to have expired. Unless otherwise provided under the terms of the award, upon the retirement of a Participant, the restrictions and conditions, if any, applicable to any RSUs which have been granted to such Participant will be deemed to have been satisfied with respect to that percentage of the RSUs equal to (i) the number of complete months between the first day of the Restricted Period and the date of the Participant’ s retirement, divided by (ii) the number of complete months in the Restricted Period. Any RSUs granted to a Participant for which the restrictions and conditions are not deemed to have expired pursuant to the preceding sentence shall be forfeited in accordance with Section 11.05. For purposes of this Article XI, “retirement” shall mean a Participant’s Termination of Employment following the date on which a Participant has attained age 55 and completed seven years of service with the Company. An award

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may also provide for full or pro-rata vesting upon other events, such as upon a Change in Control or upon Termination of Employment as a result of total disability, or for other reasons, provided that any such applicable terms and conditions are set forth on or before the date of grant of the award.

11.03.            [Reserved]

.

11.04.            Rights of Holders of Restricted Share Units. Except as determined by the Committee not later than the date of grant of RSUs, Participants to whom RSUs have been granted shall not have the right to vote such shares or the right to receive any dividends with respect to such shares, except as provided in Section 11.08 with respect to dividend equivalents. All distributions, if any, received by a Participant with respect to RSUs as a result of any stock split-up, stock distribution, a combination of shares, or other similar transaction shall be subject to the restrictions of this Article XI and the adjustment provisions of Article XV.

11.05.            Forfeiture Upon Termination of Employment. Except as provided in Section 11.02 and Article XVIII, and as the Committee may provide in the terms of any award on or before the date of grant, any RSUs granted to a Participant pursuant to the Plan shall be forfeited if the Participant experiences a Termination of Employment either by the Participant or the Participant’s employer for reasons other than death prior to the expiration of the Restricted Period and the satisfaction of any other conditions applicable to such RSUs. In addition, if the Participant’s Termination of Employment occurs as a result of retirement (as defined in Section 11.02), any RSUs which do not vest in accordance with Section 11.02 shall be forfeited.

11.06.            Delivery of Shares. Unless an election is made under Section 11.08 to defer the settlement of RSUs, and unless otherwise provided in the terms of any award, upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, RSUs shall be settled by delivery of a stock certificate for the number of shares associated with the award with respect to which the restrictions have expired or the terms and conditions have been satisfied to the Participant or the Participant’s beneficiary or estate, as the case may be. Such payment in settlement shall be made promptly, but in any event not later then (i) the end of the year in which the Restricted Period ended and the conditions were satisfied or (ii) if later, the 15th day of the third calendar month following the date on which the Restricted Period ended, provided that the award holder will not be permitted, directly or indirectly, to designate the taxable year of settlement. The Participant may be required to execute a release of claims against the Company and its subsidiaries in this event. If an election is made under Section 11.08 to defer the settlement of RSUs, delivery shall occur as described here but upon the date or dates of delivery in accordance with Section 11.09 and the deferral election. Notwithstanding the above, if the Participant is a “specified employee,” as that term is defined in Code Section 409A and the Treasury Regulations thereunder, and is entitled to receive a payment upon Termination of Employment or on a date determinable based on the date of Termination of Employment (and not a pre-determined fixed date or schedule), then, except in the event of the Participant’s death after such Termination of Employment, such payment shall be delayed by at least six (6) months after the date of such Participant’s Termination of Employment to the extent required by Section 409A.

11.07.            Performance-Based Objectives. At the time of the grant of RSUs to a Participant, and prior to the beginning of the performance period to which performance objectives relate, the Committee may establish performance objectives based on any one or more of the following, which may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine: price of Company Common Stock or the stock of any affiliate, shareholder return, return on equity, return on investment, return on capital, sales productivity, comparable store sales growth, economic profit, economic value added, net income, operating income, gross margin, sales, free cash flow, earnings per share, operating company

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contribution or market share. These factors shall have a minimum performance standard below which, and a maximum performance standard above which, no payments will be made. These performance goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the long-range strategic plan for the business. These performance goals and determination of results shall be based entirely on financial measures. The Committee shall specify how any performance objectives shall be adjusted to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporation transaction; provided, however, that no such adjustment will be made if the effect of such adjustment would cause an award to fail to qualify as performance-based compensation within the meaning of Code Section 162(m). The Committee may not use any discretion to modify award results except as permitted under Code Section 162(m). In addition, with respect to any RSUs granted that are intended to be “performance-based” for purposes of Code Section 162(m) and relate to a performance period that begins on or after January 1, 2009, such award shall not be payable upon Termination of Employment for any reason other than due to death, total disability (as defined in Article IX) or upon a Change in Control (as defined in Article XVIII), unless the payment is based on achievement of the associated performance objectives. To the extent that the award is subject to Code Section 409A, payment upon Termination of Employment in connection with a Change in Control must be made upon a Change in Control that satisfies the definition of “change in control event” in Code Section 409A and the Treasury Regulations thereunder, unless otherwise permitted in satisfaction of the alternative payment rules under Code Section 409A and the Treasury Regulations thereunder.

11.08.            Deferred Restricted Share Units. The Committee may permit a Participant who has been designated to receive an RSU award to elect to defer the receipt of the shares in settlement of such RSU award as well as the form of payment of such deferred RSUs. For purposes of clarification, grants under the Plan made through the end of the 2008 calendar year whose applicable terms and conditions were entitled “Restricted Stock” and “Restricted Shares” were in fact grants of RSUs and were treated in a manner consistent with RSUs; in addition, such grants made during the years 2006 through the end of the 2008 calendar year and which indicate that the “Restricted Stock” or “Restricted Shares” may instead be elected to be “received” as RSUs, were grants of RSUs where the Participant was permitted to elect to defer the receipt of the shares associated with the settlement of the RSU award to a later date, in accordance with the terms and conditions providing for such election in the terms and conditions accompanying such awards.

All elections under this Section 11.08 to defer the settlement of an RSU award must be made in accordance with the requirements of Code Section 409A. Any election not in compliance with such requirements shall be treated as invalid and the deferral election shall be disregarded and distribution of the shares upon settlement of the awards shall be made as though the Participant did not elect to defer. For this purpose, an invalid deferral election shall include (but is not limited to) a deferral election that (i) is not executed (regardless of when received), (ii) is executed but received after the applicable irrevocable date, or (iii) cannot otherwise become effective under applicable rules. If a valid deferral election is incomplete, the deferral election shall be honored and distribution of the shares attributable to the awards shall be made as though the Participant elected a deferred lump sum payment For this purpose, a valid but incomplete deferral election is one that has been received and executed on or before the applicable irrevocable date, but does not indicate the form of payment (lump sum versus installments), or indicates an election for installment payments but not the number of installment payments. Unless the award agreement

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and terms and conditions accompanying specific awards indicate otherwise, or as otherwise provided in the Plan, the deferred RSUs shall be subject to the same restrictions, conditions and forfeiture provisions as the associated nondeferred RSUs.

Except as determined otherwise by the Committee on or before grant and as set forth in the terms and conditions accompanying such awards, during the Restricted Period with respect to RSUs, Participants shall not have the right to receive any dividends. After the end of the Restricted Period and prior to the time that shares of Common Stock are transferred to the Participant, within sixty (60) days after the date of payment of a dividend by the Company on its shares of Common Stock, the Participant shall be credited with “dividend equivalents” with respect to each outstanding RSU in an amount equal to the amount the Participant would have received as dividends if the RSUs were actual shares of Common Stock. Such dividend equivalents will be converted into additional RSUs based on the value of the Common Stock on the dividend payment date, in accordance with the procedures established by the Committee, and paid at the same time and in the same manner as the underlying RSUs.

At no time shall any assets of the Company be segregated for payment of RSUs hereunder. Participants who have elected to defer the settlement of RSUs shall at all times have the status of general unsecured creditors of the Company and shall not have any rights in or against specific assets of the Company. The Plan constitutes a mere promise by the Company to make payments attributable to RSUs in the future, in accordance with the applicable terms and conditions.

11.09.            Payment of Deferred Restricted Share Units.  RSUs are payable solely in shares of unrestricted Common Stock, and shall be paid in accordance with the terms of delivery under Section 11.06 and this Section 11.09. Shares attributable to deferred RSUs that are vested in accordance with the terms and conditions applicable to such awards shall be transferred to the Participant at the time and in the form as elected by the Participant and as set forth in the terms and conditions applicable to such awards, which shall be either in a single payment or in up to ten (10) installment payments.

If a lump sum distribution is elected, the payment shall be made on the date provided in, and in accordance with, the terms and conditions applicable to the award. If installment distributions are elected, the initial installment shall be paid on the date provided in, and in accordance with, the terms and conditions applicable to the award. Subsequent installments shall be made on each anniversary of the initial installment and shall continue for the duration of the selected distribution period. If the Participant dies prior to the time all shares have been distributed, distribution shall be made to the Participant’s beneficiary or estate on the payment date provided in, and in accordance with, the terms and conditions applicable to the award. If Termination of Employment occurs during the Restricted Period, the terms and conditions shall set forth the rights of the Participant to payment, as well as the time and form of distribution of such awards, if any, to the Participant. A participant shall have no rights as a shareholder with respect to deferred RSUs until such time, if any, as shares of Common Stock are transferred to the Participant (or the Participant’s beneficiary or estate, if applicable). Notwithstanding the above, if the Participant is a specified employee and is entitled to receive payment upon Termination of Employment or on a date determinable based on the date of Termination of Employment (and not a pre-determined fixed date or schedule), then, except in the event of the Participant’s death after such Termination of Employment, such payment (or in the case of installments, the first payment) shall be delayed by at least six (6) months after the date of such Participant’s Termination of Employment, to the extent required by Section 409A; in this event, subsequent installment payments shall occur on the anniversary of the first delayed installment payment.

Provided that the terms and conditions applicable to a deferred RSU award permit it, a Participant may change the Participant’s distribution election, provided such change in distribution election is made not less than 12 months before the date the payment (or in the case of installments, the first

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payment) is scheduled to be made, and is irrevocable after this date. Such an election may be made to change payment(s) from a single lump sum payment to installment payments, from installment payments to a single lump sum payment, or from one number of installment payments to another number of installment payments, by submitting such election to the Company; provided, (i) such election does not become effective until at least twelve (12) months after the date on which the election is made and (ii) except in the case of payment permissible upon the Participant’s death, the payment (or in the case of installments the first payment) must be deferred for a period of not less than five (5) years from the date such payment would have been made or commenced if there had been no election to change the form of payment. For this purpose, all installment payments are treated as a single payment. Any election not made in accordance with such procedures shall be treated as invalid, and the change in distribution election shall be disregarded and distribution of the shares attributable to the awards shall be made as though the Participant did not elect to change the time and form of distribution. For this purpose, an invalid change in distribution election shall include (but is not limited to) an election that (i) is not executed (regardless of when received), (ii) is executed but received after the applicable irrevocable date, or (iii) cannot otherwise become effective under applicable rules. If a valid change in distribution election is incomplete, the change in distribution election shall be honored and distribution of the shares attributable to the awards shall be made as though the associate elected a change in distribution to a deferred lump sum payment. For this purpose, a valid but incomplete change in distribution election is one that has been received and executed on or before the applicable irrevocable date, but does not indicate the form of payment (lump sum versus installments), or indicates an election for installment payments but not the number of installment payments.

ARTICLE XII

PERFORMANCE UNITS

12.01.            Award of Performance Units. For each Performance Period (as defined in Section 12.02), Performance Units may be granted under the Plan to such Participants as the Committee shall determine. The award agreement covering such Performance Units shall specify a value for each Performance Unit or shall set forth a formula for determining the value of each Performance Unit at the time of payment (the “Ending Value”). If necessary to make the calculation of the amount to be paid to the Participant pursuant to Sections 12.03 and 12.04, the Committee shall also state in the award agreement the initial value of each Performance Unit (the “Initial Value”). The award agreement may also specify that each Performance Unit is deemed to be equivalent to one (1) share of Common Stock. Performance Units granted to a Participant shall be credited to an account (a “Performance Unit Account”) established and maintained for such Participant.

12.02.            Performance Period. “Performance Period” shall mean such period of time as shall be determined by the Committee in its sole discretion. Different Performance Periods may be established for different Participants receiving Performance Units. Performance Periods may run consecutively or concurrently.

12.03.            Right to Payment of Performance Units. All applicable terms and conditions shall be set forth in the award agreement and/or in accompanying terms and conditions on or before the date of grant of Performance Units. With respect to each award of Performance Units under this Plan, the Committee shall specify performance objectives (the “Performance Objectives”) which must be satisfied in order for the Participant to vest in the Performance Units which have been awarded to the Participant for the Performance Period. If the Performance Objectives established for a Participant for the Performance Period are partially but not fully met, the Committee may, nonetheless, in its sole discretion, determine that all or a portion of the Performance Units have vested but such determination shall not change the date of payment of the

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awards. If the Performance Objectives for a Performance Period are exceeded, the Committee may, in its sole discretion, grant additional, fully vested Performance Units to the Participant. On or before the date of grant, the Committee may also determine, in its sole discretion, that Performance Units awarded to a Participant shall become partially or fully vested upon the Participant’s death, total disability (as defined in Article IX) or retirement (as defined in Section 11.02), or upon the Participant’s Termination of Employment prior to the end of the Performance Period but such determination shall not change the date of payment of the awards. Performance Unit awards represent an unfunded promise to pay the Participant the value specified in the award agreement and/or applicable terms and conditions in the future if the conditions associated with the Performance Unit award are satisfied and the Performance Units are not otherwise forfeited prior to the stated date of payment, under the terms and conditions applicable to such award. The provisions of Section 11.07 shall apply to any Performance Units that are intended to qualify as performance-based in accordance with Code Section 162(m) and the Treasury Regulations thereunder.

12.04.            Payment for Performance Units. As soon as practicable following the end of a Performance Period but not later than 90 days after the end of a Performance Period, the Committee shall determine whether the Performance Objectives for the Performance Period have been achieved (or partially achieved to the extent necessary to permit partial vesting at the discretion of the Committee pursuant to Section 12.03). If the Performance Objectives for the Performance Period have been exceeded, the Committee shall determine whether additional Performance Units shall be granted to the Participant pursuant to Section 12.03. Within 90 days after the end of a Performance Period, provided the Committee determines the Performance Objectives have been achieved or partially achieved pursuant to Section 12.03, if the award agreement specifies that each Performance Unit is deemed to be equivalent to one (1) share of Common Stock, the Company shall pay to the Participant an amount with respect to each vested Performance Unit equal to the Fair Market Value of a share of Common Stock on such payment date or, if the Committee shall so specify at the time of grant, an amount equal to (i) the Fair Market Value of a share of Common Stock on the payment date less (ii) the Fair Market Value of a share of Common Stock on the date of grant of the Performance Unit. Payment shall be made entirely in cash, entirely in Common Stock or in such combination of cash and Common Stock as the Committee shall determine. If the award agreement specifies a value for each Performance Unit or sets forth a formula for determining the value of each Performance Unit at the time of payment, then within 90 days after the end of a Performance Period, provided the Committee determines the Performance Objectives have been achieved or partially achieved pursuant to Section 12.03, the Company shall pay to the Participant an amount with respect to each vested Performance Unit equal to the Ending Value of the Performance Unit or, if the Committee shall so specify at the time of grant, an amount equal to (i) the Ending Value of the Performance Unit less (ii) the Initial Value of the Performance Unit. Payment shall be made entirely in cash, entirely in Common Stock or in such combination of cash and Common Stock as the Committee shall determine.

12.05.            Voting and Dividend Rights. Except as the Committee may otherwise provide, no Participant shall be entitled to any voting rights, to receive any dividends, or to have his or her Performance Unit Account credited or increased as a result of any dividends or other distribution with respect to Common Stock. Notwithstanding the foregoing, to the extent provided or set forth in the award agreement and/or applicable terms and conditions on or before the date of grant of a Performance Unit award, within sixty (60) days after the date of payment of a dividend by the Company on its shares of Common Stock,  a Participant’s Performance Unit Account may be credited with additional Performance Units having an aggregate Fair Market Value equal to the dividend per share paid on the Common Stock multiplied by the number of Performance Units credited to the Participant’s account at the time the dividend was declared. Payment of such additional Performance Units shall be made at the same time and in the same manner as the Performance Units to which they relate.

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ARTICLE XIII

UNRESTRICTED SHARES

13.01.            Award of Unrestricted Shares. The Committee may cause the Company to grant Unrestricted Shares to associates at such time or times, in such amounts and for such reasons as the Committee, in its sole discretion, shall determine. No payment shall be required for Unrestricted Shares.

13.02.            Delivery of Unrestricted Shares. The Company shall issue, in the name of each Participant to whom Unrestricted Shares have been granted, stock certificates representing the total number of Unrestricted Shares granted to the associate, and shall deliver such certificates to the Participant on a fixed or objectively determinable date of payment, which shall be set forth at the time of grant.

13.03.            Deferred Share Units. For Plan Years beginning after 2005, the Committee may permit a Participant who has been designated to receive an Unrestricted Share award to elect to receive such Unrestricted Share award in the form of Deferred Share Units.

Any such election must be made on or before December 31 of the calendar year prior to the year the compensation attributable to such award (or any portion of such award) is earned, and shall be irrevocable after such date, and further shall comply with the rules set forth in Section 11.08, which apply to deferral elections, including such rules relating to invalid and valid but incomplete deferral elections. Each “Deferred Share Unit” represents the right to receive a share of Common Stock in the future. At no time shall any assets of the Company be segregated for payment of Deferred Share Units hereunder. Participants who have elected to receive Unrestricted Shares in the form of Deferred Share Units shall at all times have the status of general unsecured creditors of the Company and shall not have any rights in or against specific assets of the Company. The Plan constitutes a mere promise by the Company to make payments on Deferred Share Units in the future.

After the award of Deferred Share Units to the Participant and prior to the time that shares of Common Stock are transferred to the Participant pursuant to Section 13.04, within sixty (60) days after the date of payment of a dividend by the Company on its shares of Common Stock, the Participant shall be credited with “dividend equivalents” with respect to each outstanding Deferred Share Unit in an amount equal to the amount the Participant would have received as dividends if the Deferred Share Units were actual shares of Common Stock. Such dividend equivalents will be converted into additional Deferred Share Units based on the value of the Common Stock on the dividend payment date, in accordance with the procedures established by the Committee, and paid at the same time and in the same manner as the underlying Deferred Share Units.

13.04.            Payment of Deferred Share Units. Deferred Share Units are payable solely in shares of unrestricted Common Stock, and shall be paid in accordance with the terms of delivery under Section 13.03 and this Section 13.04. Shares applicable to such awards shall be transferred to the Participant at the time and in the form as elected by the Participant and as set forth in the terms and conditions applicable to such awards, which shall be either in a single payment or in up to ten (10) installment payments.

If a lump sum distribution is elected, the payment shall be made on the date provided in, and in accordance with, the terms and conditions applicable to the award. If installment distributions are elected, the initial installment shall be paid on the date provided in, and in accordance with, the terms and conditions applicable to the award. Subsequent installments shall be made on each anniversary of the initial installment and shall continue for the duration of the selected distribution period. If the Participant dies prior to the time all shares have been distributed, distribution shall

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be made to the Participant’s beneficiary or estate on the payment date provided in, and in accordance with, the terms and conditions applicable to the award. A Participant shall have no rights as a shareholder with respect to Deferred Share Units until such time, if any, as shares of Common Stock are transferred to the Participant (or the Participant’s beneficiary or estate, if applicable). Notwithstanding the above, if the Participant is a specified employee and is entitled to receive payment upon Termination of Employment or on a date determinable based on the date of Termination of Employment (and not a pre-determined fixed date or schedule), then, except in the event of the Participant’s death after such Termination of Employment, such payment (or in the case of installments, the first payment) shall be delayed by at least six (6) months after the date of such Participant’s Termination of Employment, to the extent required by Section 409A; in this event, subsequent installment payments shall occur on the anniversary of the first delayed installment payment.

Provided that the terms and conditions applicable to a Deferred Share Unit award permit it, a Participant may change the Participant’s distribution election, provided such change in distribution election shall comply with the procedures and rules set forth in Section 11.09 which apply to change in distribution elections, including such rules relating to invalid and valid but incomplete change in distribution elections.

ARTICLE XIV

TAX OFFSET PAYMENTS

14.01.            Tax Offset Payments. The Committee shall have the authority at the time of any award under this Plan or anytime thereafter to make Tax Offset Payments to assist Participants in paying income taxes incurred as a result of their participation in this Plan, provided that such payments are made by the end of the calendar year after the year in which the Participant remits the related taxes. The Tax Offset Payments shall be determined by multiplying a percentage established by the Committee by all or a portion (as the Committee shall determine) of the taxable income recognized by a Participant upon (i) the exercise of a Nonstatutory Stock Option or a Stock Appreciation Right, (ii) the disposition of shares received upon exercise of an Incentive Stock Option, (iii) the lapse of restrictions on RSUs, (iv) the award of Unrestricted Shares, or (v) payments for Performance Units. The percentage shall be established, from time to time, by the Committee at that rate which the Committee, in its sole discretion, determines to be appropriate and in the best interests of the Company to assist Participants in paying income taxes incurred as a result of the events described in the preceding sentence. However, such percentage rate shall not be negotiable with Participants or otherwise, and the percentage rate determined to be used shall be uniformly applied to Participants. Tax Offset Payments shall be subject to the restrictions on transferability applicable to Options and Stock Appreciation Rights under Article VIII.

ARTICLE XV

ADJUSTMENTS; REPRICING

15.01.            Adjustments. Notwithstanding any other provision of the Plan, the Committee shall make or provide for such adjustments to the Plan, to the number and class of shares available thereunder or to any outstanding Options, Stock Appreciation Rights, RSUs Performance Units or other awards as it shall deem appropriate to prevent dilution or enlargement of rights, including adjustments in the event of changes in the number of shares of outstanding Common Stock by reason of stock dividends, extraordinary cash dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations and the like. However, any such adjustment with respect to Options

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and Stock Appreciation Rights shall satisfy the requirements of Reg. §1.409A-1(b)(5)(v)(D) and shall otherwise ensure that such awards continue to be exempt from Code Section 409A, and any such adjustment to awards that are subject to Code Section 409A, including RSUs and Performance Units, shall be made to the extent compliant with Code Section 409A and the Treasury Regulations thereunder.

15.02. Repricing.           Except as provided above in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

ARTICLE XVI

AMENDMENT AND TERMINATION

16.01.            Amendment and Termination. The Board may suspend, terminate, modify or amend the Plan, provided that any amendment that would constitute a “material revision” of the Plan within the meaning of New York Stock Exchange Rule 303A(8) shall be subject to the approval of the Company’s stockholders. If the Plan is terminated, the terms of the Plan shall, notwithstanding such termination, continue to apply to awards granted prior to such termination. No suspension, termination, modification or amendment of the Plan may, without the consent of the Participant to whom an award shall theretofore have been granted, adversely affect the rights of such Participant under such award.

ARTICLE XVII

WRITTEN AGREEMENT

17.01.            Written Agreements. Each award of Options, Stock Appreciation Rights, RSUs, Performance Units, Unrestricted Shares and Tax Offset Payments shall be evidenced by a written agreement, executed by the Participant and the Company, and containing such restrictions, terms and conditions, if any, as the Committee may require. In the event of any conflict between a written agreement and the Plan, the terms of the Plan shall govern.

ARTICLE XVIII

CHANGE IN CONTROL

18.01.            Definition of Change in Control. For purposes of this Plan, a “Change in Control” means, and shall be deemed to have occurred upon, the occurrence of any of the following events:

(a)
Any Person (other than an Excluded Person) becomes, together with all “affiliates” and “associates” (each as defined under Rule 12b-2 of the Exchange Act) “beneficial owner” (as defined under Rule 13d-3 of the Exchange Act) of securities representing 33% or more of the combined voting power of the Voting Stock of Limited Brands, Inc. then outstanding, unless such Person becomes “beneficial owner” of 33% or

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more of the combined voting power of such Voting Stock then outstanding solely as a result of an acquisition of such Voting Stock by Limited Brands, Inc. which, by reducing the Voting Stock of Limited Brands, Inc. outstanding, increases the proportionate Voting Stock beneficially owned by such Person (together with all “affiliates” and “associates” of such Person) to 33% or more of the combined voting power of the Voting Stock of Limited Brands, Inc. then outstanding; provided, that if a Person shall become the “beneficial owner” of 33% or more of the combined voting power of the Voting Stock of Limited Brands, Inc. then outstanding by reason of such Voting Stock acquisition by Limited Brands, Inc. and shall thereafter become the “beneficial owner” of any additional Voting Stock of Limited Brands, Inc. which causes the proportionate voting power of Voting Stock beneficially owned by such Person to increase to 33% or more of the combined voting power of the Voting Stock of Limited Brands, Inc. then outstanding, such Person shall, upon becoming the “beneficial owner” of such additional Voting Stock of Limited Brands, Inc., be deemed to have become the “beneficial owner” of 33% or more of the combined voting power of the Voting Stock then outstanding other than solely as a result of such Voting Stock acquisition by Limited Brands, Inc.;

(b)
During any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board of Directors of Limited Brands, Inc. (and any new Director, whose election by such Board or nomination for election by the stockholders of Limited Brands, Inc. was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority of Directors then constituting such Board;

(c)
A reorganization, merger or consolidation of Limited Brands, Inc. is consummated, in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the “beneficial owners” of the Voting Stock of Limited Brands, Inc. outstanding immediately prior to such reorganization, merger or consolidation, (ii) no Person (but excluding for this purpose any Excluded Person and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 33% or more of the voting power of the outstanding Voting Stock of Limited Brands, Inc.) beneficially owns, directly or indirectly, 33% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or

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consolidation were members of the Board of Directors of Limited Brands, Inc. at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(d)
The consummation of (i) a complete liquidation or dissolution of Limited Brands, Inc. or (ii) the sale or other disposition of all or substantially all of the assets of Limited Brands, Inc., other than to any corporation with respect to which, immediately following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the “beneficial owners” of the Voting Stock of Limited Brands, Inc. outstanding immediately prior to such sale or other disposition of assets, (B) no Person (but excluding for this purpose any Excluded Person and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 33% or more of the voting power of the outstanding Voting Stock of Limited Brands, Inc.) beneficially owns, directly or indirectly, 33% or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Board of Directors of Limited Brands, Inc. at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of Limited Brands, Inc.

Notwithstanding the foregoing, in no event shall a “Change in Control” be deemed to have occurred (i) as a result of the formation of a Holding Company, or (ii) with respect to a Participant, if the Participant is part of a “group,” within the meaning of Section 13(d)(3) of the Exchange Act as in effect on the Effective Date, which consummates the Change in Control transaction. In addition, for purposes of the definition of “Change in Control” a Person engaged in business as an underwriter of securities shall not be deemed to be the “beneficial owner” of, or to “beneficially own,” any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty (40) days after the date of such acquisition. “Excluded Person” shall mean (i) Limited Brands, Inc.; (ii) any of Limited Brands, Inc.’s Subsidiaries; (iii) any Holding Company; (iv) any employee benefit plan of Limited Brands, Inc., any of its Subsidiaries or a Holding Company; or (v) any Person organized, appointed or established by Limited Brands, Inc., any of its Subsidiaries or a Holding Company for or pursuant to the terms of any plan described in clause (iv). “Person” shall mean any individual composition, partnership, limited liability company, associations, trust or other entity or organization. “Holding Company” shall mean an entity that becomes a holding company for Limited Brands, Inc. or its businesses as a part of any reorganization, merger, consolidation or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is, immediately after such reorganization, merger, consolidation or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the “beneficial owners”, respectively, of the Voting Stock of Limited Brands, Inc. outstanding immediately prior to such reorganization, merger, consolidation or other transaction in substantially the same proportions as their

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ownership, immediately prior to such reorganization, merger, consolidation or other transaction, of such outstanding Voting Stock of Limited Brands, Inc. “Voting Stock” shall mean securities of the Company entitled to vote generally in the election of the Company’s Board of Directors.

18.02.            Effect of Change in Control. Unless otherwise provided under the terms of any award, immediately upon a Change in Control with respect to a Participant, (i) Options and Stock Appreciation Rights granted to such Participant which are not yet exercisable shall become fully exercisable; and (ii) any restrictions applicable to any RSUs awarded to such Participant shall be deemed to have been satisfied and the Restricted Period, if any, applicable to such RSUs held by such Participant shall be deemed to have expired. Notwithstanding the foregoing, or the provisions of Section 11.06, if the accelerated settlement of any RSU would cause the application of additional taxes under Section 409A of the Code, such RSU will be settled on the date it would otherwise have been settled in the absence of a Change in Control, unless the transaction constituting the Change in Control falls within the definition of a “change in control event” within the meaning of Code Section 409A and the Treasury Regulations thereunder.

ARTICLE XIX

MISCELLANEOUS PROVISIONS

19.01.            Definitions:  Fair Market Value and Cause. “Fair Market Value,” for purposes of this Plan, shall be the closing price of the Common Stock as reported on the principal exchange on which the shares are listed for the date on which the grant, exercise or other transaction occurs, or if there were no sales on such date, the most recent prior date on which there were sales. “Cause,” for purposes of this Plan, shall mean that the Participant (1) was grossly negligent in the performance of the Participant’s duties with the Company (other than a failure resulting from the Participant’s incapacity due to physical or mental illness); or (2) has plead “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or (3) engaged in misconduct in bad faith which could reasonably be expected to materially harm the Company’s business or its reputation. The Participant shall be given written notice by the Company of a termination for Cause, which shall state in detail the particular act or acts or failures to act that constitute the grounds on which the termination for Cause is based.

19.02.            Tax Withholding. The Company shall have the right to require Participants or their beneficiaries or legal representatives to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements, or to deduct from all payments under this Plan, including Tax Offset Payments, amounts sufficient to satisfy all withholding tax requirements. Whenever payments under the Plan are to be made to a Participant in cash, such payments shall be net of any amounts sufficient to satisfy all federal, state and local withholding tax requirements. The Committee may, in its discretion, permit a Participant to satisfy the Participant’s tax withholding obligation either by (i) surrendering shares owned by the Participant or (ii) having the Company withhold from shares otherwise deliverable to the Participant. Shares surrendered or withheld shall be valued at their Fair Market Value as of the date on which income is required to be recognized for income tax purposes. In the case of an award of Incentive Stock Options, the foregoing right shall be deemed to be provided to the Participant at the time of such award.

19.03.            Compliance With Section 16(b) and Code Section 162(m). In the case of Participants who are or may be subject to Section 16 of the Act, it is the intent of the Company that the Plan and any award granted hereunder satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3, so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Act and will not be subjected to

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liability thereunder. If any provision of the Plan or any award would otherwise conflict with the intent expressed herein, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Participants who are or may be subject to Section 16 of the Act. If any award hereunder is intended to qualify as performance-based for purposes of Code Section 162(m), the Committee shall not exercise any discretion to increase the payment under such award except to the extent permitted by Code Section 162(m) and the Treasury Regulations thereunder.

19.04.            Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and businesses of the Company. In the event of any of the foregoing, the Committee may, at its discretion prior to the consummation of the transaction, cancel, offer to purchase, exchange, adjust or modify any outstanding awards, at such time and in such manner as the Committee deems appropriate and in accordance with applicable law and the provisions of Article XV.

19.05.            General Creditor Status. Participants shall have no right, title, or interest whatsoever in or to any investments which the Participant may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or beneficiary or legal representative of such Participant. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

19.06. No Right to Employment. Nothing in the Plan or in any written agreement entered into pursuant to Article XVII, nor the grant of any award, shall confer upon any Participant any right to continue in the employ of the Company or a subsidiary or to be entitled to any remuneration or benefits not set forth in the Plan or such written agreement or interfere with or limit the right of the Company or a subsidiary to modify the terms of or terminate such Participant’s employment at any time.

19.07.            Notices. Notices required or permitted to be made under the Plan shall be sufficiently made if sent by registered or certified mail addressed (a) to the Participant at the Participant’s address set forth in the books and records of the Company or its subsidiaries, or (b) to the Company or the Committee at the principal office of the Company.

19.08.            Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.09.            Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

19.10.            Term of Plan. Unless earlier terminated pursuant to Article XVI hereof, the Plan shall terminate on May 28, 2014.

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